Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE THURSDAY, FEBRUARY 8, 2007 AT 7:00AM ET

Contacts:
Kyle Kuvalanka (investors) (617) 761-4734	Lisa Adler (media) (617) 444-3285

MILLENNIUM EXCEEDS NON-GAAP PROFITABILITY GOAL AND NARROWS GAAP NET LOSS BY 78%(1)

Cambridge, Mass., February 8, 2007 — Millennium Pharmaceuticals, Inc. (Nasdaq: MLNM) today reported non-GAAP net income of $38.6 million for 2006, which marks the Company’s first full year of non-GAAP profitability since becoming a fully integrated biopharmaceutical organization and exceeds the Company’s financial guidance for 2006. This achievement represents a substantial improvement over the non-GAAP net loss of $87.2 million in 2005 primarily as a result of an increase in U.S. net sales of VELCADE® (bortezomib) for Injection, the market leader for the treatment of relapsed multiple myeloma, and lower expenses. GAAP net loss narrowed 78 percent to $44.0 million in 2006 from $198.2 million in 2005.

“In 2006, we continued to strengthen the business by driving VELCADE, advancing our clinical pipeline and bringing forward two new molecules from discovery to development, all while streamlining our infrastructure,” said Deborah Dunsire, M.D., president and chief executive officer. “These moves align us with our vision of building an innovation-based company to continuously deliver medicines that fundamentally change the lives of patients with cancer and inflammatory diseases.”

“Financially, we had an outstanding year in 2006 as we achieved the significant milestone of non-GAAP profitability and exceeded our bottom-line financial guidance for the fourth consecutive year,” said Marsha Fanucci, chief financial officer. “As we enter 2007, we continue to position the Company for long-term growth by investing in VELCADE and our promising pipeline while continuing to focus on achieving our annual financial goals.”

2006 Financial Results

•	The Company achieved non-GAAP net income of $38.6 million. This result represents a significant improvement over the non-GAAP net loss of $87.2 million in 2005 due primarily to:
—	A 15 percent increase in VELCADE U.S. net sales to $220.5 million,
—	An 18 percent decrease in combined non-GAAP research and development (R&D) expense and non-GAAP selling, general and administrative (SG&A) expense as a result of the Company’s restructuring initiatives to focus investment on the key near-term growth drivers of the business, including VELCADE, the development pipeline and oncology discovery, and to reduce expenses. This reduction consists of:
•	A 14 percent decrease in non-GAAP R&D expense to $294.9 million (with the corresponding GAAP R&D expense, including stock-based compensation, of $318.2 million)(2) and
•	A 27 percent decrease in non-GAAP SG&A expense to $131.2 million (with the corresponding GAAP SG&A expense, including stock-based compensation and transaction costs associated with the AnorMED support agreement, of $155.6 million).(2)
•	The Company achieved GAAP net loss of $44.0 million, a substantial improvement over the GAAP net loss of $198.2 million for 2005 primarily as a result of:
—	The increase in VELCADE U.S. net sales and
—	The decrease in operating expenses outlined above, as well as a $56.7 million reduction in restructuring charges resulting in $20.4 million in 2006.
•	As of December 31, 2006, the Company had $894.3 million in cash, cash equivalents and marketable securities. The outstanding principal amount of convertible debt was $349.6 million of which $99.6 million is included in current liabilities.

VELCADE Commercial Update

In the U.S., VELCADE is the market leader in the relapsed multiple myeloma setting, despite new competition, and has experienced unsolicited market-share growth in the front-line multiple myeloma setting. Outside of the U.S., VELCADE is marketed by Ortho Biotech Products, L.P., a member of the Johnson & Johnson Family Of Companies, and is approved in more than 75 countries. Ex-U.S. sales increased consistently throughout 2006 as a result of several new approvals and launches. In October 2006, VELCADE was approved for marketing in Japan for relapsed or refractory multiple myeloma in patients who have received at least one prior therapy. Millennium received an $8.0 million payment from Ortho Biotech for the achievement of this significant regulatory milestone. In addition, in the fourth quarter of 2006, VELCADE sales outside of the U.S. reached a pre-specified threshold which triggered a $25.0 million milestone payment from Ortho Biotech to Millennium.

In December 2006, the U.S. Food and Drug Administration (FDA) granted full approval of VELCADE for the treatment of patients with mantle cell lymphoma who have received at least one prior therapy. VELCADE is the first therapy to be approved by the FDA for the treatment of this disease. Mantle cell lymphoma is an aggressive form of non-Hodgkin’s lymphoma (NHL) with a U.S. prevalence of 10,000 patients. The approval marks the first indication for VELCADE in NHL, the most common blood cancer.

In January 2007, the Company and Ortho Biotech Inc. launched their two-year U.S. co-promotion efforts, announced in October 2006, to jointly promote VELCADE for its approved indications. This arrangement is expected to increase the share of voice around the promotional and educational effort for VELCADE by leveraging the Ortho Biotech oncology sales force, which is one of the largest in the industry. Millennium will continue to be responsible for commercialization, manufacturing and distribution of VELCADE in the U.S.

VELCADE Clinical Update

In January 2007, the Intergroupe Francophone du Myelome (IFM) cooperative group completed the enrollment of 480 patients in the Phase III trial evaluating VELCADE in combination with dexamethasone compared to the vincristine, adriamycin and dexamethasone (VAD) triplet, a commonly used therapy, as induction therapy prior to stem cell transplantation in newly diagnosed multiple myeloma patients. The trial conducted by the IFM is part of a comprehensive Phase III program evaluating VELCADE in the treatment of newly diagnosed multiple myeloma patients in the transplant and non-transplant settings.

In December 2006, VELCADE was added to the updated National Comprehensive Cancer Network treatment protocol for newly diagnosed multiple myeloma patients. These practice guidelines are a benchmark for clinical policy in the oncology community.

At the 48th Annual Meeting of the American Society of Hematology (ASH) in December 2006, VELCADE was featured in over 150 abstracts, demonstrating significant and continued interest in the product by the hematology oncology community. The data further underscored the unparalleled strength of VELCADE as a single agent and demonstrated the product’s power in combination with other agents with a well-characterized and predictable safety profile.

•	In relapsed multiple myeloma, VELCADE based combinations showed high response rates and improvement in time to disease progression.
—	Results from a randomized Phase III trial announced by Johnson & Johnson Pharmaceutical Research & Development, L.L.C. (J&JPRD) showed a statistically significant improvement in median time to progression (p < 0.0001) in patients receiving VELCADE in combination with DOXIL® (pegylated liposomal doxorubicin) compared to in patients receiving VELCADE alone. Ortho Biotech Products, L.P. announced on January 22, 2007 that the FDA accepted an application for priority review of DOXIL as combination therapy with VELCADE to treat patients with multiple myeloma who have received at least one prior therapy.
—	Results of Phase I and Phase II trials showed overall response rates as high as 93 percent and complete and near-complete response rates as high as 43 percent, some of the highest known response rates in this treatment setting.
•	In front-line multiple myeloma, VELCADE based combinations showed improvement in pre- and post-transplant outcomes.
—	Jean-Luc Harousseau, M.D., of Hospital Hotel-Dieu, Nantes, France presented preliminary data from the Phase III IFM trial showing that the VELCADE and dexamethasone combination achieved a complete and near-complete response rate of 20 percent, a greater than two-fold improvement over the complete and near-complete response rate produced by VAD. The preliminary investigator-assessed data also showed that the higher complete and near-complete response rate achieved by the VELCADE and dexamethasone combination potentially translated to improved post-transplant outcomes for patients.
—	Results of Phase II studies showed overall response rates as high as 89 percent and very good partial response and complete response rates as high as 53 percent. This very good partial response and complete response rate improved to 79 percent following stem cell transplant.
•	As retreatment, VELCADE produced high response rates. VELCADE either as a single agent or in combination showed overall response rates (complete and partial responses) as high as 60 percent among patients who had an initial response to VELCADE treatment.
•	In the relapsed NHL setting, VELCADE based combinations demonstrated high response rates. Results showed overall response rates as high as 75 percent across four subtypes of the disease (follicular, marginal zone, mantle cell lymphoma and T-cell lymphoma). These data include positive results from the Phase II study of VELCADE in combination with rituximab in follicular and marginal zone lymphoma which served as the basis for the Company-sponsored Phase III registration-enabling trial of once-weekly VELCADE plus rituximab versus rituximab alone.
•	Side effects observed in each of the VELCADE studies outlined above were similar to those seen in previous studies with VELCADE.

Pipeline Update

•	MLN0415 — In January 2007, the Company initiated a Phase I multiple ascending dose trial of MLN0415, an oral, highly selective, small molecule inhibitor of IKKbeta which targets a key inflammatory pathway.
•	MLN0518 — In the fourth quarter of 2006, the National Cancer Institute (NCI) initiated Phase I/II trials of MLN0518, a RTK FLT-3, PDGF inhibitor, in prostate and renal cancers.
•	MLN3897 — Also in the fourth quarter of 2006, the Company initiated a randomized, double-blind, placebo-controlled Phase II study of MLN3897 in patients with rheumatoid arthritis (RA). MLN3897 is an oral small molecule designed to block CCR1, a chemokine receptor believed to play a role in a number of inflammatory disorders. The multicenter study will assess the efficacy, safety and tolerability of MLN3897 in combination with methotrexate, a standard therapy for RA.

2007 Guidance and Strategic Goals

The Company provided its strategic goals and guidance for 2007 on January 4, 2007.

2007 Financial Guidance

•	VELCADE U.S. net product sales in the range of $240 million to $260 million
•	Royalties in the range of $140 million to $150 million
•	Non-GAAP R&D and non-GAAP SG&A expenses of approximately $425 million; the corresponding GAAP R&D and GAAP SG&A expenses, which include stock-based compensation expenses, in the range of $455 million to $465 million
•	Non-GAAP net income in the range of $10 million to $20 million
•	GAAP net loss in the range of $60 million to $90 million, with the difference between the GAAP net loss and non-GAAP net income attributable to stock-based compensation expense, amortization of intangibles and restructuring(3)
•	Cash, cash equivalents and marketable securities greater than $800 million on December 31, 2007

2007 Strategic Goals

The Company outlined 2007 goals focused on three key strategic drivers of the business: VELCADE, the development pipeline and strategic business relationships.

•	VELCADE
—	Grow VELCADE and execute effectively on the U.S. co-promotion arrangement with Ortho Biotech Inc.
—	Advance the three Phase III multiple myeloma front-line trials and the Phase III relapsed indolent non-Hodgkin’s lymphoma trial toward the goal of supplementary new drug application filings
—	Prioritize the next set of indications in hematological and solid tumors with development timelines
•	Development Pipeline
—	MLN0002 — Initiate bridging studies and prepare for the start of a pivotal trial
—	MLN1202 — Present data from Phase II trials in patients at high risk of atherosclerosis and in patients with relapsed and remitting multiple sclerosis; outline plans for further development and/or a collaboration
—	MLN3897 — Complete Phase II proof-of-concept trial in rheumatoid arthritis
—	Earlier stage pipeline
•	Advance at least two clinical programs to key milestones
•	Advance at least one new development candidate from discovery to the development pipeline
•	Strategic Business Relationships — Millennium will continue to evaluate strategic in-licensing, acquisition and partnering opportunities. The Company will also explore out-licensing and collaborations for pipeline assets, where appropriate.

Presentation Reminder

Dr.  Dunsire and Ms. Fanucci will present additional detail on these financial results on February 8, 2007, at the Merrill Lynch 2007 Global Pharmaceutical, Biotechnology & Medical Device Conference. The presentation will be webcast live at 8:00 a.m. ET and may be accessed by visiting the Investors section of the Company’s website at: www.millennium.com.

About VELCADE

VELCADE is being co-developed by Millennium Pharmaceuticals, Inc. and Johnson & Johnson Pharmaceutical Research & Development, L.L.C. Millennium is responsible for commercialization of VELCADE in the U.S.; Janssen-Cilag is responsible for commercialization in Europe and the rest of the world. Janssen Pharmaceutical K.K. is responsible for commercialization in Japan. For a limited period of time, Millennium and Ortho Biotech Inc. will co-promote VELCADE in the U.S. VELCADE is approved in more than 75 countries worldwide. VELCADE also is approved in the European Union after first relapse.

VELCADE is indicated for the treatment of patients with multiple myeloma who have received at least one prior therapy. VELCADE is indicated for the treatment of patients with mantle cell lymphoma who have received at least one prior therapy. VELCADE is contraindicated in patients with hypersensitivity to bortezomib, boron, or mannitol. VELCADE should be administered under the supervision of a physician experienced in the use of antineoplastic therapy.

Risks associated with VELCADE therapy include new or worsening peripheral neuropathy, hypotension observed throughout therapy, cardiac and pulmonary disorders, gastrointestinal adverse events, thrombocytopenia, neutropenia and tumor lysis syndrome. Women of childbearing potential should avoid becoming pregnant while being treated with VELCADE. Cases of severe sensory and motor peripheral neuropathy have been reported. The long-term outcome of peripheral neuropathy has not been studied in mantle cell lymphoma. Acute development or exacerbation of congestive heart failure, and/or new onset of decreased left ventricular ejection fraction has been reported, including reports in patients with few or no risk factors for decreased left ventricular ejection fraction. There have been rare reports of acute diffuse infiltrative pulmonary disease of unknown etiology such as pneumonitis, interstitial pneumonia, lung infiltration and Acute Respiratory Distress Syndrome in patients receiving VELCADE. Some of these events have been fatal. A higher proportion of these events have been reported in Japan. There have been rare reports of RPLS in patients receiving VELCADE. RPLS is a rare, reversible, neurological disorder which can present with seizure, hypertension, headache, lethargy, confusion, blindness, and other visual and neurological disturbances. VELCADE is associated with thrombocytopenia and neutropenia. There have been reports of gastrointestinal and intracerebral hemorrhage in association with VELCADE. Transfusions may be considered. Complete blood counts (CBC) should be frequently monitored during treatment with VELCADE. Rare cases of acute liver failure have been reported in patients receiving multiple concomitant medications and with serious underlying medical conditions.

Safety Data: In 1163 patients in multiple myeloma and mantle cell lymphoma studies, the most commonly reported adverse events were asthenic conditions (64%), nausea (55%), diarrhea (52%), constipation (41%), peripheral neuropathy (39%), thrombocytopenia (36%), appetite decrease, including reports of anorexia (36%), pyrexia (34%), vomiting (33%) and anemia (29%). Twenty percent of patients reported at least one episode of grade 4 toxicity; the most common grade 4 toxicities were thrombocytopenia (5%) and neutropenia (3%). Fifty percent of patients reported serious adverse events. The most commonly reported serious adverse events were pneumonia (7%), pyrexia (6%), diarrhea (5%), vomiting (4%), and nausea, dehydration, dyspnea and thrombocytopenia (each 3%).

For more information about VELCADE clinical trials, patients and physicians can contact the Millennium Medical Product Information Department at 1-866-VELCADE (1-866-835-2233).

About Millennium

Millennium Pharmaceuticals, Inc., a leading biopharmaceutical company based in Cambridge, Mass., markets VELCADE, a novel cancer product, and has a robust clinical development pipeline of product candidates. Millennium’s research, development and commercialization activities are focused in two therapeutic areas: oncology and inflammation. By applying its knowledge of the human genome, understanding of disease mechanisms and industrialized drug discovery platform, Millennium is developing an exciting pipeline of innovative product candidates. Millennium’s website is www.millennium.com.

This press release contains “forward-looking statements,” including statements about the Company’s growth, future operating results, discovery, development of products and strategic alliances. Various important risks may cause the Company’s actual results to differ materially from the results indicated by these forward-looking statements, including: adverse results in its drug discovery and clinical development programs; failure to obtain patent protection for its discoveries; commercial limitations imposed by patents owned or controlled by third parties; the Company’s dependence upon strategic alliance partners to develop and commercialize products and services based on its work; difficulties or delays in obtaining regulatory approvals to market products and services resulting from its development efforts; product withdrawals; competitive factors; difficulties or delays in manufacturing the Company’s products; government and third-party reimbursement rates; the commercial success of VELCADE and INTEGRILIN® (eptifibatide) Injection; achieving revenue consistent with internal forecasts; and the requirement for substantial funding to conduct research and development and to expand commercialization activities. For a further list and description of the risks and uncertainties the Company faces, see the reports it has filed with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

_________________

Editors’ Note: This press release is also available under the Media section of the Company’s website at:www.millennium.com.

(1)     Non-GAAP net income, non-GAAP profitability, non-GAAP research and development expenses and non-GAAP selling, general and administrative expenses are financial measures that are not prepared in accordance with U.S. generally accepted accounting principles (GAAP). Please see the Form 8-K furnished on February 8, 2007, by the Company to the Securities and Exchange Commission for a discussion of why the Company believes these non-GAAP measures are useful to investors and the additional purposes for which management uses these measures.

(2)     The Company adopted Statement of Financial Accounting Standards No. 123R (SFAS 123R) as of January 1, 2006 and now records stock-based compensation expense in its statement of operations. Although this expense is a significant ongoing expense affecting the Company’s results of operations, the Company excludes this charge from its non-GAAP R&D, non-GAAP SG&A, non-GAAP net income/(loss) because: (1) the Company’s management excludes this expense from the Company’s budget and planning process used to allocate resources in the Company’s ongoing portfolio prioritization efforts, (2) the Company believes that excluding this expense could be helpful in comparing the Company’s financial results to previous periods because stock-based compensation charges are excluded in the various operating expense categories and (3) as a result of varying available valuation methodologies, subjective assumptions and the variety of award types, the Company believes that excluding stock-based compensation may enable useful comparisons of the Company’s operating results to its competitors. Non-GAAP net income/(loss) and other non-GAAP financial measures disclosed by the Company should not be considered in isolation or as a substitute for GAAP.

(3)    GAAP net loss for 2007 includes amortization of intangibles of approximately $34 million in 2007, restructuring charges of between $15 million and $25 million in 2007 and stock-based compensation expense of between $30 million and $40 million. There could be additional charges excluded from the Company’s GAAP net loss to arrive at non-GAAP net income and that are dependent on unknown future events and are difficult to predict and estimate at this time.

Millennium Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
Prepared According to Generally Accepted Accounting Principles (GAAP)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
(in thousands, except per share amounts)

Revenues:
Net product sales	$55,132	$52,444	$220,452	$192,073
Co-promotion revenue	—	—	—	123,524
Revenue under strategic alliances	48,685	44,151	131,675	204,519
Royalties	36,321	25,678	134,703	38,192

Total revenues	140,138	122,273	486,830	558,308

Costs and expenses:
Cost of sales	8,785	21,046	45,445	141,327
Research and development (Note 1)	82,827	88,459	318,170	342,184
Selling, general and administrative (Note 1)	48,412	36,279	155,633	180,599
Restructuring	14,656	14,213	20,393	77,110
Amortization of intangibles	8,488	8,487	33,950	33,987

Total costs and expenses	163,168	168,484	573,591	775,207

Loss from operations	(23,030)	(46,211)	(86,761)	(216,899)

Other income (expense):
Investment income, net	14,936	5,002	30,973	29,083
Interest expense	(3,134)	(2,710)	(11,068)	(10,433)
Other income (Note 2)	19,500	—	22,903	—

Total other income	31,302	2,292	42,808	18,650

Net income/(loss)	$8,272	$(43,919)	$(43,953)	$(198,249)

Amounts per common share:
Net income/(loss) per share, basic and diluted	$0.03	$(0.14)	$(0.14)	$(0.64)

Weighted average shares, basic	315,481	310,096	313,724	308,284

Weighted average shares, diluted	318,468	310,096	313,724	308,284

Note 1: As of January 1, 2006, the Company adopted SFAS 123R under the modified prospective method, which requires the Company to record stock-based compensation expense based upon fair value in the Company’s statements of operations. Stock-based compensation expense relates to stock options, the Company’s employee stock purchase plan and restricted stock. No stock-based compensation expense was recognized under SFAS 123R in any prior period presented. Stock-based compensation expense is allocated between research and development and selling, general and administrative expense lines as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005

Research and development	$5,345	$—	$23,280	$—
Selling, general and administrative	4,570	—	18,861	—

	$9,915	$—	$42,141	$—

Note 2: During the year ended December 31, 2006, the Company recognized a $3.4 million deferred gain from the sale of assets to Gene Logic, Inc. and a $19.5 million gain upon receipt of a termination fee as a result of the termination of the support agreement with AnorMED in October 2006.

Millennium Pharmaceuticals, Inc.
Reconciliation of Non-GAAP to GAAP (Note 1)
(unaudited)

	Three Months Ended December 31, 2005	Three Months Ended December 31, 2006
	Non-GAAP (Note 2)	Non-GAAP	Stock-based Compensation	Restructuring	Amortization of Intangibles	Termination fee, net of transaction costs (Note 3)	GAAP
(in thousands, except per share amounts)
Revenues:
Net product sales	$52,444	$55,132	$—	$—	$—	$—	$55,132
Co-promotion revenue	—	—	—	—	—	—	—
Revenue under strategic alliances	44,151	48,685	—	—	—	—	48,685
Royalties	25,678	36,321	—	—	—	—	36,321

Total revenues	122,273	140,138	—	—	—	—	140,138

Costs and expenses:
Cost of sales	21,046	8,785	—	—	—	—	8,785
Research and development	88,459	77,482	5,345	—	—	—	82,827
Selling, general and administrative	36,279	38,304	4,570	—	—	5,538	48,412
Restructuring	—	—	—	14,656	—	—	14,656
Amortization of intangibles	—	—	—	—	8,488	—	8,488

Total costs and expenses	145,784	124,571	9,915	14,656	8,488	5,538	163,168

(Loss)/income from operations	(23,511)	15,567	(9,915)	(14,656)	(8,488)	(5,538)	(23,030)

Other income (expense):
Investment income, net	5,002	14,936	—	—	—	—	14,936
Interest expense	(2,710)	(3,134)	—	—	—	—	(3,134)
Other income	—	—	—	—	—	19,500	19,500

Total other income	2,292	11,802	—	—	—	19,500	31,302

Net (loss)/income	$(21,219)	$27,369	$(9,915)	$(14,656)	$(8,488)	$13,962	$8,272

Amounts per common share:
Net (loss)/income per share, basic and diluted	$(0.07)	$0.09	$(0.03)	$(0.04)	$(0.03)	$0.04	$0.03

Weighted average shares, basic	310,096	315,481	315,481	315,481	315,481	315,481	315,481

Weighted average shares, diluted	310,096	318,468	315,481	315,481	315,481	318,468	318,468

Note 1: Stock-based compensation, amortization of intangibles, restructuring charges and termination fee, net of transaction costs are included in the appropriate financial statement category to arrive at GAAP reported net (loss)/income for the periods presented.

Note 2: Excludes restructuring charges of $14,213 and amortization of intangibles of $8,487 for the three months ended December 31, 2005.

Note 3: During the three months ended December 31, 2006, the Company recognized a $19.5 million gain upon receipt of a termination fee as a result of the termination of the support agreement with AnorMED in October 2006, net of transaction costs of approximately $5.5 million. Transaction costs are included in selling, general and administrative expenses.

Millennium Pharmaceuticals, Inc.
Reconciliation of Non-GAAP to GAAP (Note 1)
(unaudited)

	Year Ended December 31, 2005	Year Ended December 31, 2006
	Non-GAAP (Note 2)	Non-GAAP	Stock-based Compensation	Restructuring	Amortization of Intangibles	Termination fee, net of transaction costs (Note 3)	GAAP
(in thousands, except per share amounts)
Revenues:
Net product sales	$192,073	$220,452	$—	$—	$—	$—	$220,452
Co-promotion revenue (Note 4)	123,524	—	—	—	—	—	—
Revenue under strategic alliances	204,519	131,675	—	—	—	—	131,675
Royalties	38,192	134,703	—	—	—	—	134,703

Total revenues	558,308	486,830	—	—	—	—	486,830

Costs and expenses:
Cost of sales	141,327	45,445	—	—	—	—	45,445
Research and development	342,184	294,890	23,280	—	—	—	318,170
Selling, general and administrative	180,599	131,234	18,861	—	—	5,538	155,633
Restructuring	—	—	—	20,393	—	—	20,393
Amortization of intangibles	—	—	—	—	33,950	—	33,950

Total costs and expenses	664,110	471,569	42,141	20,393	33,950	5,538	573,591

(Loss)/income from operations	(105,802)	15,261	(42,141)	(20,393)	(33,950)	(5,538)	(86,761)

Other income (expense):
Investment income, net	29,083	30,973	—	—	—	—	30,973
Interest expense	(10,433)	(11,068)	—	—	—	—	(11,068)
Other income	—	3,403	—	—	—	19,500	22,903

Total other income	18,650	23,308	—	—	—	19,500	42,808

Net (loss)/income	$(87,152)	$38,569	$(42,141)	$(20,393)	$(33,950)	$13,962	$(43,953)

Amounts per common share:
Net (loss)/income per share, basic and diluted	$(0.28)	$0.12	$(0.13)	$(0.06)	$(0.11)	$0.04	$(0.14)

Weighted average shares, basic	308,284	313,724	313,724	313,724	313,724	313,724	313,724

Weighted average shares, diluted	308,284	315,626	313,724	313,724	313,724	315,626	313,724

Note 1: Stock-based compensation, amortization of intangibles, restructuring charges and termination fee, net of transaction costs are included in the appropriate financial statement category to arrive at GAAP reported net (loss)/income for the periods presented.

Note 2: Excludes restructuring charges of $77,110 and amortization of intangibles of $33,987 for the year ended December 31, 2005.

Note 3: During the year ended December 31, 2006, the Company recognized a $19.5 million gain upon receipt of a termination fee as a result of the termination of the support agreement with AnorMED in October 2006, net of transaction costs of approximately $5.5 million. Transaction costs are included in selling, general and administrative expenses.

Note 4: Beginning September 1, 2005, in connection with the closing of the Company’s transaction with Schering-Plough for INTEGRILIN, the Company no longer reports co-promotion revenue and began reporting royalty revenue as a separate line item.

Condensed Consolidated Balance Sheets
(unaudited)

	December 31, 2006	December 31, 2005
(in thousands)

Cash, cash equivalents and marketable securities	$894,349	$645,588
Other current assets	121,305	95,508
Property and equipment, net	153,349	183,059
Restricted cash and other assets	35,500	25,202
Goodwill and intangible assets, net	1,547,309	1,578,275

Total assets	$2,751,812	$2,527,632

Other current liabilities	$125,948	$158,705
Current portion of long-term debt	99,571	5,890
Other long-term liabilities	56,075	85,562
Capital lease obligations, net of current portion	75,041	76,226
Long-term debt, net of current portion	250,000	99,571
Stockholders' equity	2,145,177	2,101,678

Total liabilities and stockholders' equity	$2,751,812	$2,527,632